UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 28, 2012
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The information furnished in this item is not deemed to be "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.  This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

On September 28, 2012, Raymond James Financial, Inc. (the “Company”) distributed correspondence to its shareholders regarding the Company's financial results for the quarter ended June 30, 2012 which included the following letter:

Conditions in the equities markets and in investment banking weren't conducive to vibrant results in the June quarter. The S&P 500 declined 3.3%. Without evidence of real substantive action, the continuing flow of bad economic news from Europe, combined with growing evidence of a slowdown in growth in China and India, continues to limit upside in the stock market and retail participation. Signs of apparent weakness in domestic earnings exacerbated the economic outlook. One might conclude from these initial comments that we crafted an apologetic letter for poor results in our third fiscal quarter, in which we included the results of Morgan Keegan. Although the integration process continues to add an extra workload, and the economic and market conditions are also depressing results, we are pleased to report what we believe are very good results under the circumstances.

While net revenues for the third quarter increased 28% from last year's comparable period to $1,086,208,000, almost all the revenue growth related to the inclusion of Morgan Keegan. Non-interest expenses grew 23%, providing larger margins in spite of the fact that we won't begin to eliminate the redundant costs of an extra broker/dealer until Morgan Keegan's operations are fully converted to our platform sometime in the second or third quarter of next fiscal year. Before we can focus on cost savings, our attention will be on continuing to deliver excellent service to all of our clients and financial advisors. On a GAAP basis, net income for the June quarter was up 63% to $76.3 million from the $46.8 million reported in last year's third quarter, which was depressed by a $45 million pre-tax charge from the repurchase of auction rate securities (ARS). The diluted earnings per share were $0.55 contrasted to $0.37 last year and $0.52 in the immediately preceding March quarter. In our opinion, it's more instructive to eliminate the distorting impact of the ARS charge on last year's results and exclude the effect of $21 million of charges for incremental acquisition-related expenses during the third quarter to better reflect operating results. After the adjustments, on a non-GAAP basis, quarterly net income was $89.2 million, or $0.64 per diluted share, contrasted to $74.9 million, or $0.59 per diluted share last year. On a GAAP basis, the after-tax margin on net revenues was 7% (8% non-GAAP) and the annualized rate of return on average equity was 9.78% (11.5% non-GAAP). While this performance is better than just acceptable in these conditions, our rate of return objectives after integration and a better economic environment remain at 15%.

For the first nine months of our fiscal year, which reflects only one quarter of Morgan Keegan's results, net revenues were up 9% to $2.74 billion. GAAP net income increased 1% to $212.5 million. Accordingly, diluted earnings per share were $1.60 per share, down 3% from last year, which partially results from a 7 million increase in average common shares outstanding from the equity offering to finance part of the funding for the purchase of Morgan Keegan. After eliminating the $45 million pre-tax charge associated with the ARS repurchase last year and the $40.6 million of acquisition-related expenses to date, net income (non-GAAP) of $238.4 million was essentially flat with last year. Non-GAAP diluted earnings per share were $1.82 contrasted to $1.87 last year. On June 30, shareholders' equity was $3.16 billion, or $23.29 per share. As a result of the merger and organic growth, the financial and investment advisor count in the Private Client Group is now 6,367, up 1,309 from last year. Client assets have grown 35% to $376 billion.

The improvement in performance over last year's third quarter was fueled by three of our four major business segments. The Private Client Group generated revenue of $684 million, up 23% over last year. Pre-tax income increased 21% to $64.3 million. Although the results in domestic Equity Capital Markets didn't contribute to growth in overall pre-tax profits, combining Morgan Keegan's Fixed Income department with ours increased the capital markets pre-tax profit contribution by 96% to $27.8 million on a 58% jump in revenues to $257.3 million. The results in Fixed Income were accomplished in spite of a “flight to quality” during May because of fears related to the European economy. Events like this affect fixed income trading results negatively as securities having any risk decline in price while U.S. governments increase in price, often rendering hedges ineffective and resulting in the perverse outcome of having both the security and its hedge decline in value, thereby reducing trading profits. As expected, the addition of Morgan Keegan's outstanding institutional Fixed Income and Public Finance departments had a dramatic effect on total results.

Asset Management's revenues increased by 4% to $60.6 million, while its pre-tax profit contribution dropped 3% to $17 million. However, assets under management increased by 11% to $41 billion, which augurs well for results in the final quarter. Furthermore, long term we expect Morgan Keegan's financial advisors will benefit from Raymond James' robust fee-based product platform.

Again, Raymond James Bank was a star performer as it increased its pre-tax profit contribution by 42% to a record $59.8 million, without the benefit of additional revenues from Morgan Keegan. Revenues increased by 33% to $90.3 million as a result of continued additions to its loan portfolio, which grew $400 million in the quarter. Net income benefited from low loan loss experience, although loan growth has resulted in additions to its reserve for loan losses. Net charge-offs were only $4.8 million compared to $8.7 million in the same quarter last year. The net interest margin improved by 20 basis points to 3.69% contrasted to the same period last year. Again, we expect the bank to benefit from the addition of Morgan Keegan as its financial advisors become familiar with its product line. Raymond James Trust also performed well in the quarter and is beginning to expand its personnel in the field to service Morgan Keegan's financial advisors.

During the quarter Computerworld magazine named Raymond James one of the Top 100 Best Places to Work in IT for the seventh consecutive year, citing our recently added on-site health clinic and our extensive employee benefit programs including our stock purchase plan and multiple retirement plan options, almost all of which are funded by the firm.

Raymond James recently released a new Advisor Access platform, which fully integrates all client data and new financial advisor software on the desktop to enable financial advisors to assist clients in making appropriate program and investment decisions in an easily navigable fashion and to analyze and present that information. Many financial advisors have participated in giving product design input and are continuing to provide suggestions for enhancements, many of which will be released soon.

In April, Raymond James & Associates branch manager Michael O'Meara was included on On Wall Street's fifth annual Top 10 Branch Managers list, which honors excellence and achievement in branch management. In May, Bank Investment Consultant recognized seven Raymond James Financial Institutions Division program managers on its Top 20 Program Managers list.

Chet Helck, our Global Private Client Group CEO, was named chairman of SIFMA. In addition, he recently testified before Congress concerning legislation that would shift regulatory oversight of investment advisors from the SEC to a self-regulatory organization, such as FINRA. Our senior leadership has a tradition of giving back to the industry by assuming leadership roles in trade groups and in speaking out on issues affecting client well-being. We salute Chet for his leadership role in the securities industry.

Last but not least, we have decided to relocate our data center to Denver to avoid natural disasters like hurricanes and earthquakes. Although not many employees will be located there, our primary technology hardware will be housed in a 40,000-square-foot facility, which we are in the process of designing and constructing. Our Operations, IT and other support functions will continue to be located in St. Petersburg, Florida; Memphis, Tennessee; and Southfield, Michigan.

In an environment characterized by global economic, domestic political and financial market uncertainty, it's hard to maintain the same kind of enthusiasm that one has when everything clearly has upward momentum. It's also difficult to be ebullient about flat financial results, even when these results exceed the performance of others. Nonetheless, we are excited by the process of integrating Morgan Keegan and Raymond James, and by our continuing success in recruiting talented professionals to the Raymond James family. In this our 50th Anniversary year, we remain steadfast in our commitment to serve our clients and in our dedication to our firm's values. We are confident that our dedication and hard work will continue to reap rewards for our clients, associates and shareholders.

Sincerely,

Thomas A. James
Chairman

Paul C. Reilly
CEO

August 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: September 28, 2012	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Executive Vice President - Finance,
Chief Financial Officer and Treasurer